Exhibit 99.1

[SAVVIS LOGO]

FINAL

SAVVIS REPORTS SECOND QUARTER FINANCIAL RESULTS

Diversified Revenue Grows 71% Year Over Year and 31% Sequentially

St. Louis, MO, July 29, 2003—SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global managed IP and managed hosting services provider, today announced results for the second quarter ended June 30, 2003.

Consolidated revenues for the quarter were $60.4 million versus $61.2 million for the second quarter of 2002. SAVVIS’ gross margin for the quarter grew to $20.0 million, or 33% of revenues, from $17.7 million, or 29% of revenues in the quarter ending June 30, 2002.

Consolidated net loss for the quarter was $(30.1) million versus $(19.8) million for the quarter ending June 30, 2002. The increase in the net loss for the current quarter was due to a charge of $7.9 million related to a leased facility that the company does not plan to use and an increase of $4.9 million in SG&A expense as the result of continued investments in sales and marketing to support growth in SAVVIS’ diversified1 customer base.

Commenting on results for the second quarter, Rob McCormick, chairman and chief executive officer of SAVVIS, said, “We continue to deliver strong results despite a difficult economic environment. Diversified revenue2 maintains its solid record of growth, increasing 71% over the same quarter of last year. Diversified Managed Hosting services made a significant contribution to that increase, with revenue growing almost 300% as we successfully completed the transition of Intel Online Services (IOS) customers to SAVVIS.” McCormick continued, “Our objective of expanding our customer base is on track, with diversified revenue now making up more than 41% of our total revenue, up from 24% a year ago.”

Consolidated Revenues

Consolidated revenues for the quarter declined 1% year over year, but grew more than 9% sequentially. Reuters revenues for the quarter ended June 30, 2003 decreased 26% when compared to the same quarter of 2002, but were flat sequentially. Moneyline Telerate revenues declined 12% year over year and declined 5% sequentially.

Diversified revenue for the quarter ended June 30, 2003 expanded to $24.9 million, increasing 71% versus the second quarter of 2002 and 31% sequentially due to strong growth in Managed Services. Managed IP VPN diversified revenue increased 72% and Managed Hosting diversified revenue rose 293% when compared to the second quarter of 2002. As compared to the first quarter of 2003, Managed IP VPN diversified revenue increased 16% and Managed Hosting diversified revenue increased 135%. The significant increases in hosting revenues were primarily the result of the transition of the IOS customers. Internet access revenue declined 11% in the second quarter of 2003 from the second quarter of 2002, but grew 3% sequentially.

Gross Margin Improvement

Gross margin grew from $17.7 million in the second quarter of 2002 to $20.0 million in the current quarter, or from 29% of revenues to 33% of revenues, respectively. These improvements occurred despite lower revenue from Reuters and Moneyline, and were achieved as the result of SAVVIS’ continued focus on reducing its per unit data communications costs.

Jeffery Von Deylen, SAVVIS’ executive vice president and chief financial officer, added, “We are beginning to see returns from investments we had made in IT and sales and marketing in prior periods. SAVVIS saw improvements across the board, generating sequential increases in diversified revenue and gross margin while at the same time lowering SG&A expense.”

Cash Flow and Balance Sheet

Operating cash flow improved significantly, as net cash generated by operating activities for the quarter was $4.4 million, versus a use of $(9.6) million for the quarter ending June 30, 2002 and $(7.1) million for the prior quarter of 2003. The balance sheet and cash position continued to be on target, with Days Sales Outstanding (DSO) below 20 days, and cash required for interest and payments on existing capital leases expected to be below $1.0 million for the remainder of 2003.

As previously announced, SAVVIS sold on July 28, 2003 its Hazelwood, Missouri data center to Reuters, with SAVVIS leasing back, on attractive financial terms, one-third of the center for five years with a five year renewal option. Reuters also agreed to award certain bid preferences to SAVVIS, and SAVVIS in turn agreed to reduce Reuters minimum purchase commitments under the parties’ existing network services agreement. Of the $35 million in gross proceeds, SAVVIS used $12.9 million to reduce debt and $3.1 million for transaction related deposits and expenses. The $19.0 million in net proceeds were added to existing cash balances, further strengthening the company’s balance sheet.

[1]	Diversified customers are customers other than Reuters and Moneyline Telerate.
[2]	Diversified revenue is revenue from customers other than Reuters and Moneyline Telerate

Operational Highlights

•	Customer installations at the end of the second quarter 2003 increased 344% from the second quarter of 2002 and 75% sequentially.

•	Added 210 (net) new customers in the second quarter, including Loyalty Management UK Ltd., Tradestream Global, Fine Hotels Corp., and Telekurs. In addition, SAVVIS continued its expansion into media and entertainment sector, marked by agreements with firms such as NBC News, CinemaNow, A&E Television Networks, Lions Gate Entertainment, and Lifetime Entertainment Services.

•	Managed Services (IP VPN and Hosting) accounted for over 94% of new contract values.

Industry Recognition

•	Secured first-ever inclusion in Gartner Magic Quadrant for North American Web Hosting. Gartner is the dominant IT industry research firm and their Magic Quadrants are highly scrutinized vendor rankings frequently referenced as part of the IT purchase process.

About SAVVIS

SAVVIS Communications (NASDAQ:  SVVS) is a leading managed services provider that delivers IP VPNs (virtual private networks), hosting, and application services to businesses. SAVVIS solutions are designed for industries with demanding information technology requirements including legal, media, retail, professional services, healthcare, manufacturing, and financial services.

Known as The Network that Powers Wall StreetSM, SAVVIS was ranked #3 in IP VPN market share by IDC in its 2003 report, trailing only AT&T and WorldCom, and its network reliability was declared “perfect” in Network World magazine’s groundbreaking study of backbone performance. SAVVIS recently won the first ever American Business Awards “Stevie”TM in the category of “Best Customer Service Organization.” SAVVIS’ managed hosting services were awarded the Service Provider Excellence Award by Boardwatch magazine for its virtualized approach to managed hosting, and the Market Engineering Award from Frost & Sullivan for product differentiation and innovation.

For more information about SAVVIS’ Intelligent IP NetworkSM and managed hosting solutions, visit: http://www.savvis.net.

Financial tables to follow.

A copy of this release and associated tables will be available on www.savvis.net. The quarterly earnings conference call will take place on July 29, 2003 at 9:00 AM Eastern and will be available on http://www.savvis.net/company/investors/index.html. Investors should then click on the Conference Calls section. The presentation for the call will be under the Presentations section. Please call 888-405-4399 (domestic) or 610-769-3888 (international). The passcode is “SAVVIS NEWS” and the conference leader is Nancy Bridgman Lysinger. A replay of the call will begin one hour after the end of the call on Tuesday, July 29, 2003 and will continue until 10:00 p.m. eastern on Tuesday, August 5, 2003. To access the replay, dial 800-925-4790 (domestic), or 402-220-4193 (international). An audio version of the conference call is permanently available on http://www.savvis.net/company/investors/index.html. in the Audio Archives section.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although SAVVIS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from SAVVIS’ expectations are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 28, 2003. Many of these factors are beyond SAVVIS’ ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, SAVVIS claims the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. SAVVIS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For More Information, Investors Contact:	For More Information, Media Contact:

Nancy Bridgman Lysinger	Carter B. Cromley
VP, Treasurer	Director of Public Relations & Analyst Relations
703-234-8000	703-234-8000
nancy.lysinger@savvis.net	carter.cromley@savvis.net

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SAVVIS Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2003		2002		2003		2002
Total revenues (1):	60,350		61,212		115,551		123,392
Data communications and operations	40,330		43,512		77,062		88,607

Gross margin:	20,020		17,700		38,489		34,785
Gross margin percentage		33%		29%		33%		28%
Operating expenses:
Selling, general, and administrative	22,028		17,155		44,565		33,076
Depreciation and amortization	15,400		14,971		31,147		31,420
Asset impairment and restructuring charges	7,903		—		7,903		1,000
Non-cash equity-based compensation	2,667		2,786		5,324		5,461

Total operating expenses	47,998		34,912		88,939		70,957

Loss from operations	(27,978)		(17,212)		(50,450)		(36,172)
Interest income	88		134		235		212
Interest expense	(2,233)		(2,344)		(4,358)		(7,149)
Gain / (loss) on extinguishment of debt	—		(340)		—		58,285

Gain / (loss) before cumulative effect of change in accounting principle	(30,123)		(19,762)		(54,573)		15,176
Cumulative effect of change in accounting principle	—		—		—		(2,772)

Net income / (loss)	$(30,123)		$(19,762)		$(54,573)		$12,404
Preferred stock dividend and deemed dividend	(8,210)		(6,108)		(16,190)		(59,741)

Loss attributable to common stockholders	$(38,333)		$(25,870)		$(70,763)		$(47,337)

Basic and diluted loss per common share before cumulative effect of change in accounting principle (2)	$(0.41)		$(0.28)		$(0.75)		$(0.48)
Cumulative effect of change in accounting principle	—		—		—		(0.03)

Loss per common share	$(0.41)		$(0.28)		$(0.75)		$(0.51)

Weighted average common shares outstanding (2)	93,840,625		93,537,278		93,803,553		93,462,329

(1)	Revenue from affiliates was $20,896 and $30,114 for the three months ended June 30, 2003 and 2002, and $41,764 and $58,242 for the six months June 30, 2003 and 2002, respectively.

(2)	As the effects of including the incremental shares associated with options are antidilutive, they are not included in the weighted average common shares outstanding.

SAVVIS Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 30,	December 31,
	2003	2002
ASSETS

Cash and cash equivalents	$19,685	$32,159
Trade accounts receivable, net (including affiliated parties)	8,018	15,117
Prepaid expenses and other	4,420	3,810

Total current assets	32,123	51,086

Property and equipment, net	107,797	129,262
Restricted cash	7,493	6,384
Other non-current assets	8,811	9,742

TOTAL	$156,224	$196,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$26,987	$28,528
Other accrued liabilities	15,453	15,469
Current portion of capital lease obligations	1,422	2,705

Total current liabilities	43,862	46,702

Capital lease obligations, less current portion	66,058	62,444
Other accrued liabilities	18,911	10,411

Total liabilities	128,831	119,557

STOCKHOLDERS’ EQUITY

Preferred stock	229,834	217,006
Common stock less treasury stock at cost	925	925
Additional paid-in capital	338,834	351,772
Accumulated deficit	(533,005)	(478,432)
Deferred compensation	(6,836)	(12,270)
Cumulative foreign currency translation adjustment	(2,359)	(2,084)

Total stockholders’ equity	27,393	76,917

TOTAL	$156,224	$196,474

SAVVIS Communications Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
OPERATING ACTIVITIES:
Net income / (loss)	$(30,123)	$(19,762)	$(54,573)	$12,404
Reconciliation of net income / (loss) to net cash provided by / (used) in operating activities:
(Gain) / loss on extinguishment of debt	—	340	—	(58,285)
Asset impairment and restructuring charges	7,903	—	7,903	1,000
Cumulative effect of change in accounting principle	—	—	—	2,772
Depreciation and amortization	15,400	14,971	31,147	31,420
Accrued interest	1,887	2,130	3,629	5,095
Non-cash equity-based compensation	2,667	2,786	5,324	5,461
Net changes in operating assets and liablilities:
Trade accounts receivable	6,527	3,314	7,099	163
Prepaid expenses and other	234	(134)	(610)	1,539
Other non-current assets	505	496	911	1,547
Accounts payable	216	(11,297)	(2,710)	(23,755)
Other accrued liabilities	(837)	(2,421)	(861)	(5,928)

Net cash provided by / (used) in operating activities	4,379	(9,577)	(2,741)	(26,567)

INVESTING ACTIVITIES:
Capital expenditures	(5,848)	(1,508)	(8,813)	(2,162)

Net cash used in investing activities	(5,848)	(1,508)	(8,813)	(2,162)

FINANCING ACTIVITIES:
Exercise of stock options	—	19		52
Issuance of preferred stock, net of issuance costs	—	21,597	—	76,971
Principal payments under capital lease obligations	(722)	(2,453)	(1,297)	(7,596)
Repayment of borrowings	—	(7)	—	(12,757)
Funding of letters of credit (restricted cash)	—	(2,503)	—	(2,522)
Reductions in restricted cash	641	—	641	—

Net cash provided by / (used) in financing activities	(81)	16,653	(656)	54,148

Effect of exchange rate changes on cash and cash equivalents	(282)	57	(264)	(964)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,832)	5,625	(12,474)	24,455

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,517	33,235	32,159	14,405

CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,685	$38,860	$19,685	$38,860

SAVVIS Communications Corporation

Selected Condensed Consolidated Financial Information

(Dollars in thousands, except employee and customer information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	December 31,	June 30
	2003	2003	2002	2003	2002	2002
Revenues by customer
Diversified revenues
Managed IP	$13,487	$11,668	$7,851	$25,155	$19,140	$15,204
Managed Hosting	6,818	2,907	1,736	9,725	3,482	3,498
Internet Access	3,792	3,679	4,279	7,471	7,584	8,904
Other	793	716	723	1,509	1,742	1,455

Subtotal	$24,890	$18,970	$14,589	$43,860	$31,948	$29,061

Reuters SA and Moneyline Telerate (1)	35,460	36,231	46,623	71,691	80,664	94,331

Total Revenues	$60,350	$55,201	$61,212	$115,551	$112,612	$123,392

EBITDA reconciliation
Operating loss	$(27,978)	$(22,472)	$(17,212)	$(50,450)	$(30,296)	$(36,172)

Depreciation and amortization	15,400	15,747	14,971	31,147	29,201	31,420
Non-cash equity based compensation	2,667	2,657	2,786	5,324	5,491	5,461
Asset impairment and restructuring charges	7,903	—	—	7,903	3,684	1,000

EBITDA (2)	$(2,008)	$(4,068)	$545	$(6,076)	$8,080	$1,709

	June 30,	March 31,	June 30,	June 30,	December 31,	June 30,
	2003	2003	2002	2003	2002	2002
Other consolidated operating data:
Number of customers	2,252	2,042	1,664	2,252	1,896	1,664
Number of employees	897	833	627	897	825	627

(1)	Includes $1.8 million and $2.5 million in revenues from Bridge for the quarter and the six months ended June 30, 2002, respectively.

(2)	“EBITDA” is operating earnings before depreciation, amortization, non-cash equity-based compensation, and asset impairment and restructuring charges. We have included information concerning EBITDA because our management believes that in our industry such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of EBITDA may not be comparable to similarly titled measures of other companies.